Exhibit 10.7(a)
ON SEMICONDUCTOR CORPORATION
AMENDED AND RESTATED STOCK INCENTIVE PLAN
(as amended and restated FEBRUARY 11, 2022)

EFFECTIVE DATE: MARCH 17, 2021
APPROVED BY STOCKHOLDERS: MAY 20, 2021
EXPIRATION DATE: MARCH 17, 2031

ARTICLE 1
ESTABLISHMENT, PURPOSE, EFFECTIVE DATE, AND EXPIRATION DATE

1.1    Establishment.    Subject to the approval of its stockholders, the Company originally established the ON Semiconductor Corporation Amended and Restated Stock Incentive Plan, on March 23, 2010 (as such plan has been amended from time to time, including by the provisions herein, the “Plan”).

1.2        Purpose.  The purpose of the Plan is to (a) promote the success and enhance the long-term growth of the Company, (b) provide flexibility to attract, retain and motivate the best available personnel for positions of substantial responsibility, and (c) provide incentives to participants for outstanding performance in order to generate superior returns for the Company’s stockholders.

1.3       Effective Date.    The Plan originally became effective March 23, 2010. The Plan was previously amended and restated by approval of the Board on March 17, 2021 (the “Effective Date”), and the Company’s stockholders at the Company’s 2021 Annual Meeting of Stockholders. The Plan, as subsequently amended and restated and reflected in this ON Semiconductor Corporation Amended and Restated Stock Incentive Plan document, was approved by the Board on February 11, 2022. The terms and provisions of the Plan as in effect prior to the adoption of any amendment of the Plan will continue to govern any Awards granted prior to the effective date of the applicable amendment.

1.4    Expiration Date.    Unless terminated earlier pursuant to Article 15, the Plan will expire on, and no Award may be granted under the Plan after, March 17, 2031. Awards that are outstanding when the Plan expires will remain in force according to the terms of the Plan and the applicable Award Agreement.

ARTICLE 2
DEFINITIONS

2.1    Definitions.   When a word or phrase appears in the Plan with the initial letter capitalized, and the word or phrase does not commence a sentence, the word or phrase will generally be given the meaning ascribed to it in this Section 2.1 or as otherwise defined in the Plan or Award Agreement, unless a clearly different meaning is required by the context.

(a)    “Affiliate” means any Parent or Subsidiary.

(b)    “Award” means any Option, SAR, Restricted Stock Unit, Restricted Stock, Performance Cash or Stock Grant Award granted pursuant to the Plan.

(c)        “Award Agreement” means any written agreement or document evidencing an Award.

Exhibit 10.7(a)
(d)      “Board” means the Board of Directors of the Company.

(e)       “Cause” means (except as otherwise provided in an Award Agreement) either (x) “cause” as such term (or word of like import) is defined in a then-effective employment or similar agreement between the Participant and the Company or an Affiliate, or (y) in the absence of such an agreement described in clause (x) (i) the material breach by the Participant of any agreement between the Participant and the Company or an Affiliate (including a material breach of the Company’s Code of Business Conduct); (ii) the failure by the Participant to reasonably and substantially perform his or her duties (other than as a result of Disability); (iii) the Participant’s willful misconduct or gross negligence which is materially injurious to the Company or an Affiliate; or (iv) the commission by the Participant of a felony or a serious crime involving moral turpitude. In the case of clauses (i) and (ii) above, the Company will provide notice to the Participant indicating in reasonable detail the events or circumstances that it believes constitute “Cause” and, if such breach or failure is reasonably capable of cure, provide the Participant with a reasonable period of time (not to exceed 30 days) to cure such breach or failure. Any rights the Company or any of its Affiliates may have hereunder in respect of the events giving rise to Cause are in addition to the rights the Company or any of its Affiliates may have under any other agreement with the Participant or at law or in equity. If, subsequent to a Participant’s termination of employment or services other than for Cause, it is determined in good faith by the Company that such Participant’s employment or services could have been terminated for Cause (except for a termination under clause (ii) of the above definition of “Cause”), the Participant’s employment or services will, at the election of the Committee, in its sole discretion, be deemed to have been terminated for Cause retroactively to the date the events giving rise to Cause occurred; provided, however, that if the retroactive determination of Cause is based on clause (i) above for material breach, and if such breach is reasonably capable of cure, the Participant will be provided a reasonable period of time (not to exceed 30 days) to cure such breach.

(f)     “Change in Control” means, except as otherwise provided in any Award Agreement, any one or more of the following events: (i) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of assets of the Company that have a gross fair market value of 85% or more of the total gross fair market value of all of the assets of the Company immediately prior to the transaction (or the first transaction in a series of related transactions) to any Person or group of related persons for purposes of Section 13(d) of the Exchange Act (a “Group”), together with any affiliates thereof; (ii) the consummation of any plan or proposal for the liquidation or dissolution of the Company; (iii) any Person or Group becomes the beneficial owner, directly or indirectly, of shares representing more than 25% of the aggregate voting power of the issued and outstanding stock entitled to vote in the election of directors (the “Voting Stock”) of the Company and such Person or Group has the power and authority to vote such shares; (iv) the actual replacement of a majority of the Board over a two-year period from the individual directors who constituted the Board at the beginning of such period, if such replacement is not approved by a vote of at least a majority of the Board then still in office who either were members of such Board at the beginning of such period or whose election as a member of such Board was previously so approved; (v) any Person or Group acquires shares of Voting Stock of the Company such that such Person or Group has the power and authority to elect a majority of the members of the Board; or (vi) the consummation of a merger or consolidation of the Company with another entity in which holders of the Stock immediately prior to the consummation of the transaction hold, directly or indirectly, immediately following the consummation of the transaction, 50% or less of the common equity interest in the surviving corporation in such transaction. For purposes of the above definition, the term Person is defined as set forth Sections 13(d) and 14(d) of the Exchange Act.

Exhibit 10.7(a)
(g)       “Code” means the Internal Revenue Code of 1986, as amended, and any applicable regulations, rulings or other official guidance promulgated thereunder.

(h)      “Committee” means the Human Capital and Compensation Committee of the Board or any other committee of “non-employee directors” (as defined in Rule 16b-3 under the Exchange Act) as may be designated by the Board to administer the Plan.

(i)     “Company” means ON Semiconductor Corporation or any successor entity.

(j)     “Consultant” means a consultant or adviser who provides services to the Company or an Affiliate as an independent contractor and not as an Employee (but only if permitted under the definition of an employee benefit plan in Rule 405 promulgated under the Securities Act of 1933, as amended, or other rules provided for registration on Form S-8).

(k)      “Disability” means (except as otherwise provided in an Award Agreement) either: (i)“disability” as such term (or word of like import) is defined in a then-effective employment or similar agreement between the Participant and the Company or an Affiliate; or (ii) in the absence of such an agreement, the inability (as supported by medical evidence) of a Participant to engage in any substantially gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months. Determination of Disability pursuant to the Plan is not an admission by the Company or an Affiliate that a Participant is disabled under federal or state law.

(l)       “Employee” means an employee of the Company or an Affiliate.

(m)      “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any applicable regulations, rulings or other official guidance promulgated thereunder.

(n)     “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(o)     “Fair Market Value” means the closing price of one share of Stock as reported on Nasdaq or any exchange on which the Stock is traded on the date such value is determined (or, if such day is not a trading day, then on the first immediately preceding business day on which the Stock was traded).
(p)     “Grant Date” means, as determined by the Committee or an applicable delegate under Section 4.1(b), the latest to occur of (i) the date as of which the Award is approved, and (ii) such other date as may be specified in the Award Agreement.

(q)     “Incentive Stock Option” means an Option that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

(r)      “Non-Employee Director” means a member of the Board of Directors of the Company who is not an employee of the Company or any Affiliate.

(s)    “Non-Qualified Stock Option” means an Option that is not intended to be an Incentive Stock Option.

Exhibit 10.7(a)
(t)     “Option” means the right to purchase Stock at a stated price for a specified period of time. An Option may either be an Incentive Stock Option or a Non-Qualified Stock Option.

(u)     “Parent” means a “parent corporation” of the Company, as defined in Section 424(e) of the Code.

(v)    “Participant” means an Employee, Non-Employee Director or Consultant who has been granted an Award under the Plan.

(w)     “Performance Cash Award” means an Award evidencing the right to receive a payment in cash as determined by the Committee.

(x)    “Restricted Stock” means Stock granted to a Participant pursuant to Article 7 that is subject to certain restrictions and to a risk of forfeiture.

(y)      “Restricted Stock Unit” means the right granted to a Participant pursuant to Article 7 to receive cash or Stock in the future, the payment of which is subject to certain restrictions and to a risk of forfeiture.

(z)      “SAR” means the right to receive a payment equal to the excess of the Fair Market Value of one share of Stock on the date of exercise of the SAR over the grant price of the SAR as determined pursuant to Article 6 and the applicable Award Agreement.

(aa)      “Stock” means the common stock of the Company.

(bb)      “Stock Grant Award” means the grant of Stock to a Participant.

(cc)    “Subsidiary” means (i) any corporation in which the Company owns, directly or indirectly, at least 50% of the total combined voting power of all classes of stock, and (ii) any other entity (including partnerships and joint ventures) in which the Company owns, directly or indirectly, at least 50% of the combined equity thereof; provided, however, that, for purposes of determining whether any individual may be granted an Incentive Stock Option, “Subsidiary” has the meaning ascribed to such term in Section 424(f) of the Code.

    2.2     Gender and Number.  Except when otherwise indicated by the context, words in the masculine gender when used in the Plan document will include the feminine gender, the singular includes the plural, and the plural includes the singular.

ARTICLE 3
ELIGIBILITY AND PARTICIPATION

3.1     Eligibility.

(a)        General.   Subject to the terms of this Plan, the Committee may make Awards to individuals who on the Grant Date of the Award are Employees, Non-Employee Directors or Consultants.

(b)        Foreign Participants.    The Committee may establish additional terms, conditions, rules or procedures under the Plan (or approve sub-plans, supplements, amendments or restatements or alternate versions of the Plan) as the Committee deems necessary

Exhibit 10.7(a)
or advisable to accommodate the laws of applicable non-U.S. jurisdictions, allow for tax-preferred treatment of Awards or otherwise provide for the participation by Participants who reside outside of the U.S., except that no such sub-plans, supplements, amendments, restatements or alternative versions will increase the share limitations contained in Section 5.1.

ARTICLE 4
ADMINISTRATION

4.1        Administration by the Committee.

(a)        General.  The Committee is responsible for the administration of the Plan. To the extent not contrary to the express provisions of the Plan, the Committee, by majority action thereof, may (i) interpret the Plan, (ii) prescribe, amend and rescind rules relating to the Plan, (iii) provide for conditions and assurances deemed necessary or advisable to protect the interests of the Company, and (iv) make all other determinations necessary for the administration of the Plan, and such actions are final, binding and conclusive for all purposes of the Plan.

(b)        Delegation of Authority.    To the extent permitted by Delaware or other applicable law and the terms of this Plan, the Board or the Committee may delegate to a committee of one or more members of the Board or to one or more executive officers of the Company the authority to grant or amend Awards or to approve non-substantive amendments to the Plan; provided, however, that executive officers will not be delegated the authority to grant awards to, or amend awards held by, individuals who are subject to Section 16 of the Exchange Act. Any delegation hereunder is subject to the restrictions and limits that the Board or the Committee specifies at the time of such delegation, and the Board or the Committee may at any time rescind the authority that has been delegated or appoint a new delegatee.

4.2         Authority of the Committee.  Subject to the terms of the Plan, the Committee may (a) determine: (i) the Participants who are entitled to receive Awards under the Plan; (ii) the types of Awards; (iii)  when Awards are granted; (iv) the number of Awards; (v) the purchase price or exercise price of such Awards, if any; (vi) the period(s) during which such Awards are exercisable (whether in whole or in part); (vii) the restrictions applicable to such Awards; (viii) the form of each Award Agreement, which need not be the same for each Participant; (ix) the other terms and provisions of any Award (which need not be identical); and (x) the schedule for lapse of forfeiture restrictions or restrictions on exercisability of an Award and accelerations or waivers thereof, based in each case on such considerations as the Committee in its sole discretion determines, and (b) modify existing Awards.

4.3        Award Agreement.  awards will be evidenced by Award Agreements that specify the type of Award granted and such other provisions as the Committee determines.

4.4        Decisions Binding.  The Committee may interpret the Plan and subject to the provisions of the Plan, any Award Agreement, and all decisions and determinations by the Committee with respect to the Plan are final, binding and conclusive on all parties. Neither any members of the Board nor any person who has been delegated authority under the Plan will be liable for any action or determination made in good faith with respect to the Plan or any Award granted under the Plan.

ARTICLE 5
STOCK SUBJECT TO THE PLAN

Exhibit 10.7(a)
5.1        Number of Shares.  Subject to Section 5.2 and Section 5.3, the total number of shares of Stock subject to all Awards under the Plan will be 109,500,000, plus the number of shares of Stock subject to Awards that were previously granted pursuant to the ON Semiconductor Corporation 2000 Stock Incentive Plan that became available for the grant of an Award. Any shares of Stock issued in connection with Awards are counted against the shares available for grant pursuant to the previous sentence: (a) other than Options and SARs, as 1.58 shares for every one share that may be issued in connection with such Award, or (b) for any Option or SAR, as one share. The maximum number of shares of Stock that may be issued as Incentive Stock Options under the Plan is 6,000,000. The shares to be delivered under the Plan may consist, in whole or in part, of authorized but unissued Stock or shares purchased on the open market or treasury Stock not reserved for any other purpose.

5.2        Availability of Stock for Grant.  Subject to the express provisions of the Plan, if an Award granted under the Plan terminates, expires, lapses for any reason or is paid in cash, then: (a) any Stock subject to an Option or SAR will again be Stock available for the grant of an Award, and (b) the number of shares of Stock equal to 1.58 times the number of shares subject to the Award will again be Stock available for any Award other than an Option or SAR. To the maximum extent permitted by applicable law and any applicable securities exchange or Nasdaq rule, shares of Stock subject to any Award made pursuant to Article 14 will not be counted against shares of Stock available for grant pursuant to the Plan. The exercise of a stock-settled SAR or broker-assisted “cashless” exercise of an Option (or a portion thereof) will reduce the number of shares of Stock available for issuance pursuant to Section 5.1 by the entire number of shares of Stock subject to that SAR or Option (or applicable portion thereof), even though a smaller number of shares of Stock will be issued upon such an exercise. Also, shares of Stock acquired in the market with Option exercise proceeds, shares of Stock tendered to pay the exercise price of an Option or tendered or withheld to satisfy a tax withholding obligation arising in connection with an Option, SAR or any other Award will not become available for grant or sale under the Plan.

5.3        Adjustment in Capitalization.   In the event of any change in the outstanding shares of Stock by reason of a Stock dividend or split, recapitalization, merger, consolidation, combination, exchange of shares, or other similar corporate change, the aggregate number of shares of Stock available under the Plan and subject to each outstanding Award, and its stated exercise price or the basis upon which the Award is measured, will be adjusted appropriately by the Committee. In such transaction or event, the Committee may provide in substitution for any or all outstanding awards under the Plan such alternative consideration (including cash) as it, in good faith, may determine to be equitable under the circumstances and may require the surrender of all Awards so replaced.

5.4        Annual Limitation on Number of Shares Subject to Non-Employee Director Awards.   Notwithstanding any provision in the Plan document to the contrary, and subject to adjustment upon the occurrence of any of the events indicated in Section 5.3, the maximum number of shares of Stock that may be granted to any one Participant that is a Non-Employee Director for any one calendar year is 40,000 shares of Stock.

ARTICLE 6
STOCK OPTIONS AND SARs

6.1        Grant of Awards.  Subject to the provisions of Section 4.1, Article 5 and this Article 6, the Committee may grant Options and/or SARs to such Participants. SARs may be granted in connection with the grant of an Option, in which case the exercise of SARs will result in the surrender of the right to purchase the shares under the Option as to which the SARs were exercised. Alternatively, SARs may be granted independently of Options. No Option

Exhibit 10.7(a)
will be granted with an exercise price that is less than the Fair Market Value of one share of Stock on the Grant Date, and no SAR will be granted with a grant price that is less than the Fair Market Value of one share of Stock on the Grant Date. The term of any Option or SAR will not exceed seven (7) years. The Committee may determine the performance or other conditions, if any, that must be satisfied before all or part of an Option or SAR may be exercised.  The Committee will determine the methods by which the exercise price of an Option may be paid, the form of payment, including, without limitation, cash, promissory note, shares of Stock (through actual tender or by attestation), any net-issuance arrangement or other property acceptable to the Committee (including broker-assisted “cashless exercise” arrangements), and the methods by which shares of Stock will be delivered or deemed to be delivered to Participants. Upon exercise of a SAR, the Participant will receive shares of Stock having a Fair Market Value equal to an amount determined by multiplying (i) the excess, if any, of the Fair Market Value of a share of Stock on the date of exercise over the grant price of the SAR, by (ii) the number of shares with respect to which the SAR is exercised.

6.2        Incentive Stock Options. Incentive Stock Options may be granted only to Participants who are Employees. Incentive Stock Options may not be transferred other than by will or the laws of descent and distribution, and must be exercisable, during the Participant’s lifetime, only by the Participant. The aggregate Fair Market Value (determined as of the time an Award is made) of all shares of Stock with respect to which Incentive Stock Options are first exercisable by a Participant in any calendar year may not exceed $100,000 or such other limitation as may be imposed by Section 422(d) of the Code, or any successor provision. If Incentive Stock Options are first exercisable by a Participant in excess of such limitation, the excess will be considered Non-Qualified Stock Options.  An Incentive Stock Option may be granted to any individual who, at the Grant Date, owns stock possessing more than ten percent of the total combined voting power of all classes of Stock of the Company only if such Option is granted at a price that is not less than 110% of Fair Market Value on the Grant Date and the Option is exercisable for no more than five years from the Grant Date.

ARTICLE 7
RESTRICTED STOCK UNITS AND RESTRICTED STOCK

7.1        Grant of Restricted Stock Units and Restricted Stock.  Subject to the provisions of Section 4.1, Article 5 and this Article 7, the Committee may grant Restricted Stock Units or Restricted Stock to such Participants.

7.2         Restricted Stock Units.

(a)        Restrictions and Shareholder Rights.    Restricted Stock Units will be subject to such vesting conditions and other restrictions as the Committee imposes. These restrictions may lapse separately or in combination at such times and pursuant to such circumstances as the Committee determines. Participants will have no rights of a shareholder with respect to shares of Stock subject to Restricted Stock Units before the issuance of such shares.

(b)        Form and Timing of Payment.  Vested Restricted Stock Units may be settled in shares of Stock, cash or a combination thereof. If settled in shares of Stock, one share of Stock will be issued for each vested Restricted Stock Unit. If settled in cash, the amount of cash paid will be equal to the Fair Market Value (determined as of a specified date) of the number of shares of Stock equal to the number of vested Restricted Stock Units with respect to which the payment is made. Unless provided otherwise in an Award Agreement, payment will be made on or before March 15 of the calendar year following the calendar year in which the

Exhibit 10.7(a)
Restricted Stock Units vest in accordance with the “short-term deferral” exception to Section 409A as set forth in Treasury Regulation Section 1.409A-1(b)(4).

(c)        Dividend Equivalents. If the Committee grants dividend equivalents with respect to any Restricted Stock Unit Award that vests based on the achievement of performance goals, no dividend equivalents will be paid unless and until such Restricted Stock Unit Award vests or is earned by satisfaction of the applicable performance goals.

7.3        Restricted Stock.

(a)        Restrictions and Shareholder Rights.  Restricted Stock will be subject to such vesting conditions and restrictions on transferability and other restrictions as the Committee may impose (including limitations on the right to vote Restricted Stock). These restrictions may lapse separately or in combination at such times and pursuant to such circumstances as the Committee determines at the time of the grant of the Award or thereafter. Subject to the terms of the Plan, unless determined otherwise by the Committee or otherwise set forth in an Award Agreement, Participants will have the right to vote and receive dividends on Restricted Stock.

(b)        Certificates for Restricted Stock.  Restricted Stock granted pursuant to the Plan may be evidenced in such manner as the Committee may determine. If certificates representing shares of Restricted Stock are registered in the name of the Participant, the certificates must bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock, and the Company may, in its discretion, retain physical possession of the certificate until such time as all applicable restrictions lapse.

(c)    Dividends. No dividends will be paid with respect to Restricted Stock that vests based on the achievement of performance goals unless and until such Restricted Stock vests or is earned by satisfaction of the applicable performance goals.

7.4        Vesting Conditions. Vesting of Restricted Stock and Restricted Stock Units may be conditioned upon achievement of service-based conditions and/or one or more performance goals. Performance goals may be based on any one or more of the following criteria, or any other criteria as may be selected by the Committee: (a) earnings, revenue and cash flow metrics such as earnings before interest (income or expense), taxes, depreciation and amortization; earnings before interest (income or expense) and taxes; pre- or after-tax net income; revenue (gross or net); revenue from new products (gross or net); revenue growth; operating income (gross or net); net operating income after taxes; operating margin; cash flow; net cash flow; operating cash flow; free cash flow; gross margin; return on net assets; return on stockholders’ equity; return on investment or assets; return on capital; stockholder returns; gross or net profit margin; and earnings per share (diluted and fully diluted); (b) stock price metrics such as Stock price; Stock price growth; movement and average selling price of Stock; shares of Stock repurchased; dividends; and total stockholder return; (c) debt-related metrics such as debt coverage ratios; total debt; principle payments on debt; total long-term debt; current liabilities; accounts payable; net current borrowings; interest expense; and credit rating; (d) equity-related metrics such as retained earnings; total common equity; market capitalization; enterprise value; and total equity; (e) expense metrics such as direct material costs; direct and indirect labor costs; direct and indirect manufacturing costs; costs of goods sold; sales, general and administrative expenses; operating and non-operating expenses; cash and non-cash expenses; tax expenses; and total expenses; (f) asset utilization metrics such as cash; excess cash; accounts receivable; cash conversion cycle; work in process inventory; finished goods inventory; current assets; working capital; total capital; fixed assets; total assets; and plant utilization; (g) customer metrics such as average selling prices; selling prices; market share; customer satisfaction; customer service and

Exhibit 10.7(a)
care; on time delivery; order fill rate; strategic positioning programs; warranty rates; return rates; new product releases and development; channel performance; and channel inventory; (h) manufacturing metrics such as unit costs; cycle time; yield; and product quality; (i) new product introduction metrics such as time to market; number of new products introduced; and return on investment on new products or (j) project-related metrics such as completion of major projects within approved corporate strategy, milestones and timelines. Any of the performance criteria may be measured either in absolute terms or relative to another company or companies or to an index or indices, and may be expressed in terms of overall Company performance, or the performance of a division, Affiliate, or an individual. Financial performance criteria may, but need not, be calculated in accordance with United States generally accepted accounting principles.

ARTICLE 8
PERFORMANCE CASH AWARDS

Subject to the provisions of Section 4.1, Article 5 and this Article 8, Performance Cash Awards may be granted to Participants as determined by the Committee. A Performance Cash Award grants a Participant the right to receive an amount of cash depending on the satisfaction of one or more performance goals for a particular performance period, as determined by the Committee. Unless provided otherwise in an Award Agreement or determined otherwise by the Committee, payment for Performance Cash Awards will be made on or before March 15 of the calendar year following the calendar year in which the right to the payment of the Performance Cash Award arises in accordance with the “short-term deferral” exception to Section 409A as set forth in Treasury Regulation Section 1.409A-1(b)(4).

ARTICLE 9
STOCK GRANT AWARDS

Subject to the provisions of Section 4.1, Article 5 and this Article 9, the Committee may grant Stock Grant Awards to Participants. A Stock Grant Award grants a Participant the right to receive (or purchase at such price as determined by the Committee) shares of Stock free of any vesting restrictions. The purchase price, if any, for a Stock Grant Award may be paid in cash or other form of consideration acceptable to the Committee. A Stock Grant Award may be granted or sold as described in the preceding sentence in respect of past services or other valid consideration, or in lieu of any cash compensation due to such Participant.

ARTICLE 10
MINIMUM VESTING PERIODS

10.1      Vesting Period.   Except as set forth in Sections 10.1 and 10.2, (a) the vesting period of Options or SARs will not be less than twelve months, (b) the performance period and the full vesting period for any Award that vests based on the achievement of performance goals will not be less than twelve months, and (c) the vesting period of Restricted Stock or Restricted Stock Unit Awards that vest solely based on continued employment or service as a Non-Employee Director or Consultant will not be less than three years; provided, however, that the Awards described in clauses (a) through (c) of this Section 10.1 may vest in increments during such periods.

10.2        Modification of Restrictions.  The Committee, in its discretion, may provide in the Award Agreement for any Restricted Stock or Restricted Stock Unit Awards that the Award will vest in whole or in part in the event of a termination of employment of an Employee or service as a Non-Employee Director or Consultant due to death, Disability, retirement or the occurrence of a Change in Control.

Exhibit 10.7(a)

10.3    De Minimis Exception.  The sum of the shares of Stock subject to any (a) Stock Grant Award, and (b) Award of Restricted Stock or Restricted Stock Units that does not comply with the requirements of Section 10.1 may not exceed 5% of the total number of shares of Stock subject to all Awards under the Plan, as set forth in Section 5.1.

ARTICLE 11
CHANGE IN CONTROL

If a Change in Control occurs, the Board may provide that all or part of outstanding Awards will become fully exercisable and all or part of the restrictions on outstanding Awards will lapse. If this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Section 6.2(b), the excess Options will be deemed to be Non-Qualified Stock Options. Upon, or in anticipation of, such an event, the Committee may cause every Award outstanding hereunder to terminate at a specific time in the future and will give each Participant the right to exercise Awards.

ARTICLE 12
NON-TRANSFERABILITY

12.1      General.  The Committee may, in its sole discretion, determine the right of a Participant to transfer any Award granted under the Plan. Unless otherwise determined by the Committee, no Award (other than a Stock Grant Award) may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution or pursuant to a domestic relations order (that would otherwise qualify as a qualified domestic relations order as defined in the Code or Title I of ERISA but for the fact that the order pertains to an Award) in favor of a spouse or, if applicable, until the termination of any vesting period as determined by the Committee.

12.2      Beneficiary Designation.  Notwithstanding Section 12.1, a Participant may, to the extent permitted by the Committee and in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death. A beneficiary, legal guardian, legal representative or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Participant, except to the extent the Plan and Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee. If no beneficiary has been designated or survives the Participant, payment will be made to the person entitled thereto pursuant to the Participant’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is provided to the Committee.

ARTICLE 13
COMPANY DISCRETION

13.1      Employment.  Nothing in the Plan will limit in any way the right of the Company to terminate any Participant’s employment or service at any time, nor confer upon any Participant any right to continue in the employ or service of the Company.

13.2      Participant.  No Employee has a right to be selected as a Participant, or, having been so selected, to be selected again as a Participant.

Exhibit 10.7(a)

13.3      No Rights to Awards.  No Participant or other person has a right to be granted any Award, and neither the Company nor the Committee is obligated to treat Participants or other persons uniformly.

ARTICLE 14
SUBSTITUTION OF AWARDS

To the maximum extent permitted by applicable law and any applicable securities exchange or Nasdaq rule, any Award may be granted under the Plan in substitution for awards held by any individual who is an employee of another corporation who becomes an Employee of the Company as the result of a merger, consolidation or reorganization of the corporation with the Company, or the acquisition by the Company of the assets of the corporation, or the acquisition by the Company of stock of the corporation as the result of which such corporation becomes an Affiliate. The terms and conditions of the Awards so granted may be set forth in a notice of conversion or in such other form as the Committee deems appropriate and may vary from the terms and conditions set forth in the Plan to such extent as the Committee at the time of granting the Award may deem appropriate to conform, in whole or in part, to the provisions of the Award in substitution for which they are granted.

ARTICLE 15
AMENDMENT, MODIFICATION, AND TERMINATION

The Board may at any time, and from time to time, terminate, amend or modify the Plan, subject to the receipt of any approval of the stockholders required by law, regulation or any rule of Nasdaq or any exchange on which the Stock is traded. No amendment, modification, or termination of the Plan or any Award may adversely affect any Award previously granted under the Plan without the consent of the holder thereof (unless such change is required to cause the benefits under the Plan to comply with the provisions of Section 409A of the Code). Except as provided in Section 5.3, neither the Board nor the Committee (nor any person who has been delegated authority pursuant to Section 4.1(b)) may, without the approval of the stockholders, (a) reduce the purchase price or exercise price of any outstanding Award, including any Option or SAR; (b) increase the number of shares available under the Plan (other than any adjustment as provided in Section 5.3); (c) grant Options with an exercise price that is below Fair Market Value on the Grant Date; (d) reprice previously granted Options or SARs; (e) cancel any Option or SAR in exchange for cash or any other Award or in exchange for any Option or SAR with an exercise price that is less than the exercise price of the original Option or SAR; (f) expand the class of Participants eligible to receive an Award under the Plan; or (g) expand the types of Awards available for grant under the Plan. Additional rules relating to amendments to the Plan or any Award Agreement to assure compliance with Section 409A of the Code are set forth in Section 18.3.

ARTICLE 16
TAX WITHHOLDING

16.1      Tax Withholding.  The Company may withhold, or require a Participant to remit to the Company, up to the maximum amount necessary to satisfy federal, state, and local withholding tax requirements on any Award under the Plan.  If alternative methods of withholding are available under applicable tax laws, the Company may choose among such methods.

16.2      Form of Payment.  If permissible under applicable tax, securities and other laws, the Company may, in its sole discretion, permit the Participant to satisfy a tax withholding

Exhibit 10.7(a)
requirement by (a) using already owned shares; (b) a broker-assisted “cashless” transaction; (c) directing the Company to apply shares of Stock to which the Participant is entitled pursuant to the Award to satisfy at least the required minimum statutory withholding amount; or (d) personal check or other cash equivalent acceptable to the Company.

16.3      Tax upon Disposition of Shares Subject to Section 422 Restrictions.  If a Participant disposes of any shares of Stock of the Company that are deemed to have been purchased by the Participant pursuant to an Incentive Stock Option and that the Participant acquired within two years of the Grant Date of the related Option or within one year after the acquisition of such shares of Stock, the Participant will notify the secretary of the Company of such disposition within 15 days following the date of the disposition. Such notification will include the date or dates of the disposition, the number of shares of Stock of which the Participant disposed, and the consideration received, if any, for such shares of Stock. If the Company so requests, the Participant will forward to the secretary of the Company any amount requested by the Company for the purpose of satisfying its liability, if any, to withhold federal, state or local income or earnings tax or any other applicable tax or assessment (plus interest or penalties thereon, if any, caused by delay in making such payment) incurred by reason of such disposition.

ARTICLE 17
INDEMNIFICATION

Each member of the Committee or of the Board (and any other person who has been delegated authority pursuant to Section 4.2) will be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit or proceeding to which such person may be a party or in which such person may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by such person in settlement thereof, with the Company’s approval, or paid by such person in satisfaction of any judgment in any such action, suit, or proceeding against such person, provided such person will give the Company an opportunity, at its own expense, to handle and defend the same before such person undertakes to handle and defend it on such persons own behalf. The foregoing right of indemnification will not be exclusive of any other rights of indemnification to which such person may be entitled under the Company’s articles of incorporation, bylaws, resolution or agreement, as a matter of law, or otherwise, or any power that the Company may have to indemnify such person or hold such person harmless.

ARTICLE 18
REQUIREMENTS OF LAW

18.1      Requirements of Law.  The granting of Awards and the issuance of shares and/or cash under the Plan is subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. The Company is under no obligation to register any of the shares of Stock issued pursuant to the Plan, and the Company may restrict the transfer of shares issued under the Plan in such manner as it deems advisable to ensure the availability of any exemption from registration. Shares delivered pursuant to an Award may be subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with such laws, rules, regulations or requirements. The Committee may place legends on any Stock certificate to reference restrictions applicable to the Stock. The Company may require that a Participant make such reasonable covenants, agreements, and representations as it deems advisable to comply with any such laws, rules, regulations or requirements.

Exhibit 10.7(a)
18.2      Governing Law.  The Plan and all agreements into which the Company and any Participant enter pursuant to the Plan will be construed in accordance with and governed by the laws of the State of Delaware. The Plan is an unfunded performance-based bonus plan for a select group of management or highly compensated employees and is not intended to be subject to ERISA.

18.3      Section 409A of the Code.
(a)        General Compliance.  It is intended that the Plan and all Awards comply with Section 409A of the Internal Revenue Code of 1986, as amended, and related Treasury regulations (“Section 409A”) or an exemption therefrom, and the terms of the Plan and Award Agreements (and any employment or similar agreement terms that are applicable to an Award) will be interpreted accordingly.  Notwithstanding any provision of the Plan or any Award Agreement to the contrary, (i) if the Committee determines that any Award is or may become subject to Section 409A, the Company may amend the Plan and the related Award Agreements, without the consent of the Participant, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effective dates), or take any other action that the Committee determines to be necessary or appropriate to either comply with Section 409A or to exclude or exempt the Plan or any Award from the requirements of Section 409A; provided, however, the Company, its Affiliates, and their respective Employees, Non-Employee Directors, Consultants and other representatives will not have any liability to any Participant or any related party with respect to any taxes, penalties, interest or other costs or expenses resulting from a failure to comply with Section 409A.

(b)        Separation from Service and Delay for Specified Employees.    Notwithstanding any provision to the contrary in the Plan or any Award Agreement, if an Award is determined to be deferred compensation for purposes of Section 409A and a Participant’s termination of employment as an Employee or service as a Non-Employee Director or Consultant would give rise to a payment or settlement event with respect to such Award, to the extent required to avoid adverse tax consequences under Section 409A, (i) the Participant will not be deemed to have terminated employment or service for such purpose unless and until the Participant has experienced a “separation from service” (as that term is used in Section 409A, a “Separation from Service”), and (ii) if, at the time of a Participant’s Separation from Service, the Company has any Stock which is publicly traded on an established securities market or otherwise and the Participant is considered to be a “specified employee” (as that term is used in Section 409A), payment or settlement with respect to such Award due to the Participant’s Separation from Service will not occur before the first business day following the date which is six months after the Participant’s Separation from Service (or if earlier than the end of the six month period, the date of the Participant’s death). Any amounts that would have been distributed during such six month period will be distributed on the day following the expiration of the six month period.

(c)         Change in Control.   Notwithstanding any provision to the contrary in the Plan or any Award Agreement, if a Change in Control would give rise to a payment or settlement event with respect to any Award that constitutes deferred compensation for purposes of Section 409A, to avoid adverse tax consequences under Section 409A the transaction or event constituting the Change in Control must also constitute a “change in control event” (as defined in Treasury Regulation §1.409A-3(i)(5)) in order to give rise to the payment or settlement event for such Award.

18.4      Securities Law Compliance.   With respect to any Participant who is, on the relevant date, obligated to file reports pursuant to Section 16 of the Exchange Act, transactions pursuant to the Plan are intended to comply with all applicable conditions of Rule 16b-3 or its

Exhibit 10.7(a)
successors pursuant to the Exchange Act. Notwithstanding any other provision of the Plan, the Committee may impose such conditions on the exercise of any Award as may be required to satisfy the requirements of Rule 16b-3 or its successors pursuant to the Exchange Act. If any provision of the Plan or action by the Committee fails to so comply, it shall be void to the extent permitted by law and voidable as deemed advisable by the Committee.

ARTICLE 19
GENERAL PROVISIONS

19.1      Funding.  The Company is not required to segregate any of its assets to ensure the payment of any Award under the Plan. Neither the Participant nor any other persons have any interest in any fund or in any specific asset of the Company or any Affiliate by reason of any Award, except to the extent expressly provided hereunder or in an Award Agreement. The interests of each Participant hereunder are unsecured and as such Participants and their beneficiaries are general creditors of the Company with respect to such interests.

19.2      No Stockholders Rights.  No Award gives the Participant any of the rights of a stockholder of the Company unless and until shares of Stock are in fact issued to such person in connection with such Award.

19.3      Titles and Headings.  The titles and headings of the Articles in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, controls.

19.4      Successors and Assigns.  The Plan is binding upon and will inure to the benefit of the successors and permitted assigns of the Company, including without limitation, whether by way of merger, consolidation, operation of law, assignment, purchase or other acquisition of substantially all of the assets or business of the Company, and any and all such successors and assigns must absolutely and unconditionally assume all of the Company’s obligations under the Plan.

19.5      Survival of Provisions.    The rights, remedies, agreements, obligations and covenants contained in or made pursuant to the Plan, any agreement and any notices or agreements made in connection with the Plan will survive the expiration or termination of the Plan.

19.6    Clawback Policies. Awards will be subject to any clawback or recoupment policies adopted by the Company, to the extent such policies otherwise apply to the Participant and to the Award type.